SECRETARY’S CERTIFIED EXTRACT FROM BOARD MINUTES

AND WRITTEN DESCRIPTION OF SUBSEQUENT MODIFICATION

TO SHARE COMPENSATION ARRANGEMENT

The undersigned, being the duly elected and acting Secretary of ESG Inc., a Nevada corporation (the “Company”), hereby certifies as follows:

1. October 17, 2024 Share Compensation Arrangement

The following is a true and correct extract of the action taken by the Board of Directors of the Company at a duly called meeting held on October 17, 2024, as reflected in the official minutes of the Company:

Upon motion duly made, seconded and unanimously carried, the Board of Directors approved annual stock-based compensation as follows:

1)	John Wallace, as Chairman of the Board — shares of the Company’s common stock valued at $50,000 annually;
2)	Cathy Fleming, Mark Hemmann, Neal Naito and Thomas Yang, as members of the Board — shares of the Company’s common stock valued at $36,000 annually for each director;
3)	Thomas Yang, as Chief Executive Officer — shares of the Company’s common stock valued at $200,000 annually;
4)	Edward F. Gobora, as Investor Relations Officer and Capital Markets Liaison — shares of the Company’s common stock valued at $36,000 annually; and
5)	William Uchimoto, as Board Secretary — shares of the Company’s common stock valued at $10,000 annually.

The Board further approved that the foregoing compensation would be prorated quarterly, that the applicable shares would be issued by the Company’s transfer agent every six months, and that the shares would be valued using the average closing price of the Company’s common stock over the last five trading days of the applicable quarter.

2. Subsequent Modification Applicable to Edward F. Gobora

Effective August 27, 2025, the Board of Directors appointed Edward F. Gobora as Chief Financial Officer of the Company.

In connection with that appointment, the Company and Mr. Gobora agreed that his annual compensation as Chief Financial Officer would consist of shares of the Company’s common stock valued at $60,000 annually.

The compensation is prorated quarterly based on the average closing price of the Company’s common stock over the last five trading days of the applicable quarter, with the applicable shares to be issued every six months through the Company’s transfer agent.

Effective August 27, 2025, the $60,000 annual CFO compensation replaced, and did not supplement, Mr. Gobora’s previously approved $36,000 annual compensation as Investor Relations Officer and Capital Markets Liaison. Accordingly, Mr. Gobora’s compensation was calculated at the $36,000 annual rate through August 26, 2025 and at the $60,000 annual rate beginning August 27, 2025.

Except for the foregoing modification applicable to Mr. Gobora, the valuation and issuance provisions of the October 17, 2024 share compensation arrangement remained unchanged. The undersigned further certifies that Section 1 above is a true and correct extract from the official minutes of the October 17, 2024 Board meeting and that Section 2 accurately describes the subsequent modification reflected in the Company’s records and previously reported by the Company in its Current Report on Form 8-K filed August 28, 2025.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on July 31, 2026. ESG INC.

By:	/s/ William Uchimoto
Name:	William Uchimoto
Title:	Secretary